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                                                                     EXHIBIT 3.3

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                SYNON CORPORATION

PURSUANT TO SECTION 245 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

         Richard H. Goldberg and Paul K. Wilde each hereby certifies that:

         (1) They are the President and Secretary, respectively, of Synon Corporation, a Delaware corporation.

         (2) The Certificate of Incorporation of this Corporation, originally filed with the Secretary of State of the State of Delaware on May 11, 1990, is hereby amended and restated in its entirety to read as follows:

         "FIRST. The name of the corporation is Synon Corporation (the "Corporation").

         SECOND. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19901. The name of its registered agent at such address is the Corporation Trust Company.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The Corporation is authorized to issue two classes of capital stock to be designated respectively "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Fifty-Five Million (55,000,000) shares. The total number of shares of Common Stock that the Corporation shall have authority to issue is Fifty Million (50,000,000) shares, $0.001 par value per share. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Five Million (5,000,000) shares, $0.001 par value per share.

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights,


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voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

         The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         FIFTH.    The Corporation is to have perpetual existence.

         SIXTH. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

         SEVENTH. The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

         EIGHTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

         NINTH. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         TENTH. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.



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         ELEVENTH. No action shall be taken by the stockholders of the
Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

         TWELFTH. At the election of directors of the Corporation, each holder of stock of any class or series shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

         THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

         (3) The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of this Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

         (4) The foregoing Amended and Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of this Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between the provisions of this Corporation's Certificate of Amendment as heretofore amended or supplemented and the provisions of the foregoing Amended and Restated Certificate of Incorporation.



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         IN WITNESS WHEREOF, Synon Corporation, has caused this Amended and
Restated Certificate of Incorporation to be signed by Richard H. Goldberg, its President, and attested by Paul K. Wilde, its Secretary, this ____ day of __________, 1997.

                                  SYNON CORPORATION

                                  By:
                                     ------------------------------------------
                                         Richard H. Goldberg
                                         President and Chief Executive Officer

Attest:

By:
   ------------------------------
       Paul K. Wilde
       Secretary